Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement(s) on Forms S-3 (File Nos. 333-262414, 333-255940, 333-252801) of AgEagle Aerial Systems Inc., of our report dated April 12, 2022, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2021 and 2020, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

Orlando, Florida

April 12, 2022